Merger & Acquisition Agreement

Party A: Lv Xinjuan    ID No. 370831198208100763;

               Kong Lingjin   ID No. 370831198210100711;

Party B: Taian Senlin Pharmaceutical Co., Ltd.

Party C: Shandong Global Pharm Co., Ltd.

Whereas:

Party B, the limited liability company with going-concern basis, is incorporated under the Company Law of the People's Republic of China and relevant laws and regulations. The natural persons of Party A are the shareholders of Party B, thus they held 100％equity of Party B (Taian Senlin Pharmaceutical Co., Ltd.).

The registered capital of Party B is RMB 5 million. Lv Xinjuan contributes for RMB 3.8 million, which reflects 76% of Party B’s equity ownership; Kong Lingjin contributes for RMB 1.2 million, which reflects 24% of Party B’s equity ownership.

Based on the Company Law of the People's Republic of China and relevant laws and regulations, Party B established the limited liability company with going-concern basis. The basic information is as follows:

Name: Taian Senlin Pharmaceutical Co., Ltd.

Registered address: No. 1 Oukai Road, Taishan District, Taian City

Industrial & commercial registration No.: 370903228255753

Operation scope: Wholesales of Chinese patent medicine, traditional Chinese medicine, Chinese medicine pieces, chemical raw material medicine, chemical medicine preparations, antibiotics, biochemistry products, biological products (excluding vaccine) (expiration date of the license is February 5, 2011), and Class II and III medical instruments (excluding contact lenses and its solution, in-vitro diagnostic reagent, 6848 implant materials, artificial organs and 6877 accessing instruments) (expiration date: April 13, 2015); sales of daily washing products; common goods transportation (expiration date: June 23, 2013).

Based on the Company Law of the People's Republic of China and relevant laws and regulations, Party C established the limited liability company with going-concern basis. The basic information is as follows:

Name: Shandong Global Pharm Co., Ltd.

Registered address: No. 80 Jiangjun Road, Jinan City

Industrial & commercial registration No.: 370100000030386

Operation scope: Wholesales and import & export of Chinese patent medicine, traditional Chinese medicine, Chinese medicine pieces, chemical raw material medicine, chemical medicine preparations, antibiotics, biochemistry products, biological products(excluding vaccine); prepackaged food; Class I, II and III medical instruments (excluding contact lenses and its solution, in-vitro diagnostic reagent, corneal contact lens for orthokeratology), medical package materials, disinfection-related products, cosmetics, daily supplies and general merchandises; common goods transportation; planting of plants used for drugs; software development; sales of company products; consultancy of medical and economic information.

Party C proposes to acquire 100% of Party B. After friendly negotiation, Party A, Party B and Party C reach this agreement and promise to comply with it.

Article 1: M&A contents and payment;

1.	Party C acquires the equities of Party B that was held by Party A’s natural persons.

2.
The three parties confirm that Party C shall base on the acquisition consideration upon the final appraisal result indicated in the appraisal report, which is issued by the qualified independent assets appraisal firm commonly engaged by Party B and Party C. Party C will pay the acquisition consideration to Party B’s shareholders pro rata.

Article 2: Payment of M&A

1.
When signing the agreement, Party C shall remit RMB 0.5 million to Party B’s account as the deposit, and Party B shall return the deposit without conditions if the agreement is not concluded; after paying of the deposit, Party B will not return the deposit if the acquisition is not carried out due to Party C’s withdraw. After signing of the agreement, the deposit can be transferred as the acquisition consideration of Party C.

2.	After signing the agreement, Party A and Part B shall handle the changing procedures of Business License to the local industrial and commercial administrative organization within 5 working days.
3.
Party C shall pay the acquisition consideration to Party A as below based on the current registered capital of Party B in advance: After Party A & B finishing the industrial and commercial procedures of equity change, Party C shall pay 100%’s acquisition consideration at one time within 15 working days after receiving the new Business License in 2011

Article 3: Party B and Party C shall sign a separate agreement for the compensation for the operation & management of Party B.

Article 4: Commitments of Party A and Party B

1.
Party A and Party B shall guarantee that all the signing documents shall be based on the will of the relevant parties and be legal, and the signed documents shall not violate the following documents: The Articles of Association of Party B; any major contracts of Party A and/or Party B; related laws, administrative regulations and other normative documents.

2.
All the equities related to Party A and Party B’s rights and interests shall be complete and impeccable; and the shareholder’s will shall not be controlled by other individuals, teams and units. Party A and Party B have indicated clearly about this matter.

3.
If Party B, Party B’s holding subsidiary and the company that Party B owns 20% equity, the company of which Party B actually controls, and the company of which Party B is the actual beneficiary, fail to repay to the creditor or repay with overdue, Party A and Party B shall disclose this situation to Party C in written .

4.	Otherwise agreed by Party C in written, after signing the Agreement, Party B shall not have the following behaviors:

(1) Repay debts in advance;

(2) Set mortgage guarantee and pledge to its property or provide guarantee to any third party;

(3) Discharge debt of any other person or give up right of claim of any debt;

(4) Modify any existing contract or agreement without agreement or requirement of Party C;

(5) Have any material change related to the management or employee, and the change will cause material adverse effects to the company;

(6) The signing of business contract with over RMB 0.3 million shall be agreed by Party C in advance;

(7) Change the registered capital of the company or the relevant rights, or adopt or agree with any act which may cause the change;

(8) Issue any bond, loan or financing;

(9) Conclude any substantial contract or capital commitment, or assume any limited liability not for the purpose of normal business;

(10) Announce, pay or issue dividend or other distribution;

(11) Change basic business of the company;

(12) Issue loan to the external party;

(13) Purchase any non-cash asset substantially;

(14) Change the company investment plan substantially;

(15) Or any other act or omission may cause the occurrence of the above situations.

5. After the Agreement is signed and takes effect, if the liability (such as economic and guarantee liabilities) occurred before signing the Agreement and shall be assumed by Party B is found, and the liability or the guarantee is not notified to Party C in written before signing the Agreement, it shall be assumed by Party A.

6. Party B and its subsidiaries or joint venture and holding company (if any) have no pending litigation or arbitration, and judgment or adjudication currently. If there is situation not notified to Party C and the liability aroused by the litigation and arbitration execution influences the interest of Party B, the responsibility shall be assumed by Party A.

Article 5: Commitments of Party C

1. Party C is a validly existing limited company established legally and has all necessary civil rights and capacity to sign and perform all obligations and responsibilities of the Agreement.

2. The signing and performance of the Agreement has obtained or will obtain all necessary authorization, and it does not violate the articles of association of Party C.

3. After Party C finishing M&A, Party C appoints Party A to take charge of the operation and management of Party B according to the Agreement, and the current general manager of Party B remains unchanged with a three-year term of office (for the occurrence of criminal case and accidental injury, Party C has the right to assign new general manager in advance). Party C shall be responsible for implementing training on laws and regulations to the company director, supervisor and senior management, assisting in Party B establishing and perfecting the board of directors and board of supervisors according to requirements of modern enterprise system, and guiding to establish the system and document related to corporate governance structure.

Article 6: Arrangement of Party B’s director, supervisor and senior management

1. After Party C finishing the M&A, for the assignment and appointment of Party B’s director, supervisor, and senior management like general manager and financial director, Party C shall release letter of assignment and appointment.

2. Party C can authorize the general manager of Party B to employ the senior management and middle management (deputy general manager and middle-level manager), but the employment can be executed after being approved by Party C and it shall accept the vertical management of Party C in business.

3. Party B shall establish perfect corporate governance system and strictly carry out according to the local laws and regulation, and the actual situation of the company.

Article 7: Document transfer procedures after the M&A

After finishing the M&A of Party B, Party A agrees to coordinate with Party C to finish the appointment procedures of the new management and Party A shall be responsible for transferring the following documents and articles to the new management of Party B.

1.	All seals of Party B, including official seal, financial seal, contract seal and bank account seal of Party B;
2.
All archival data of the company, including but not limit to the industrial and commercial registration data, original of business license, original of tax registration certificate, historical shareholder meetings, minutes of board of directors, complete board of shareholders, resolution documents of the board of directors, HR data, all business data, and all contracts has been performed or is performed;

3.	Accounting books and accounting documents of the company.

Article 8: Confidentiality

1. The parties concerned shall keep the content of the Agreement, the relevant commercial operation and transaction confidential. Except for the disclosure that is regulated by laws or required by the government competent departments, any party shall not disclose the existence and the content of the Agreement, and the financial data and document material and business secret of Party B and Party C before signing the Agreement to any third party without written permission of other parties in advance.

2. Each party shall guarantee that the law office, accounting firm and other intermediary organization employed or consulted by them keep the content of the Agreement, the relevant commercial operation and transaction confidential. It is unnecessary for each party keeping confidential to their affiliate organization.

Article 9: Liability for breach of contract

1. If Party C fails to acquire Party B within the time agreed, Party C shall be responsible for stripping all assets of Party B from Party C and returning to Party A unconditionally.

2. If Party C fails to pay all money according to the agreement, Party A has the right to apply for compulsory execution to the court with jurisdiction and all expenses aroused by compulsory execution shall be assumed by Party C.

3. After signing the Agreement, the liabilities occurred before signing the Agreement and not disclosed to Party C by Party A (including liabilities aroused by guarantee and lawsuit) shall be assumed by Party A.

4. After signing the Agreement, otherwise agreed by Party C in written, if Party A and Party B violate the regulation in Item 4 of Article 4 of the Agreement, the responsibility shall be assumed by Party A.

5. After the Agreement is signed and takes effect, if any party fails to perform or completely perform the terms of the Agreement, it is deemed as the breach of contract and the default party shall compensate for the economic loss of the observant party aroused by its noncompliance.

Article 10: Amendment of agreement

The amendment of the Agreement shall be signed as the written amendment agreement after being jointly negotiated by the three parties concerned.

Article 11: Applicable laws and dispute solution

1.	The Agreement is governed by the related laws and regulations of the People’s Republic of China.
2.
Any dispute or disagreement aroused by the Agreement or related to the Agreement shall be solved by the partied concerned through friendly negotiation; if the negotiation fails, it shall be solved by the court through lawsuit.

Article 12: Others

1.	The Agreement shall come into force after being signed by the parties concerned.
2.	The Agreement has six copies, with each party holding two respectively, covering equal legal force.

This page is intentionally left blank without body text, for signature only.

Parties concerned:

Party A: Lv Xinjuan and Kong Lingjin (shareholders of Party B)

Party B: Taian Senlin Pharmaceutical Co., Ltd.

Representative: Lv Xinjuan

Party C: Shandong Global Pharm Co., Ltd.

Representative: Song Yanliang

Signing place: Jinan City of Shandong Province

Signing date: May 25, 2011